EXHIBIT 99.2

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Unaudited)
(In millions except per share amounts)

	Three months ended
	January 31, 2010	October 31, 2009	January 31, 2009

Net revenue	$31,177	$30,777	$28,807

Costs and expenses(a):
Cost of sales	24,062	23,475	22,073
Research and development	681	704	732
Selling, general and administrative	2,932	2,966	2,893
Amortization of purchased intangible assets	330	400	412
In-process research and development charges	-	1	6
Restructuring charges	131	38	146
Acquisition-related charges	38	60	48
Total costs and expenses	28,174	27,644	26,310

Earnings from operations	3,003	3,133	2,497

Interest and other, net	(199)	(132)	(232)

Earnings before taxes	2,804	3,001	2,265

Provision for taxes(b)	554	589	409

Net earnings	$2,250	$2,412	$1,856

Net earnings per share:
Basic	$0.95	$1.02	$0.77
Diluted	$0.93	$0.99	$0.75

Cash dividends declared per share	$0.16	$-	$0.16

Weighted-average shares used to compute net earnings per share:
Basic	2,358	2,366	2,410
Diluted	2,427	2,433	2,464

(a) Stock-based compensation expense was as follows:
Cost of sales	$47	$37	$52
Research and development	14	10	17
Selling, general and administrative	119	86	85
Acquisition-related charges	1	1	6
Total costs and expenses	$181	$134	$160

(b) Tax benefit from stock-based compensation	$(58)	$(41)	$(48)

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	January 31, 2010	October 31, 2009
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$13,547	$13,279
Short-term investments	60	55
Accounts receivable	14,503	16,537
Financing receivables	2,765	2,675
Inventory	6,630	6,128
Other current assets	14,192	13,865

Total current assets	51,697	52,539

Property, plant and equipment	11,164	11,262

Long-term financing receivables and other assets	11,423	11,289

Goodwill and purchased intangible assets	39,334	39,709

Total assets	$113,618	$114,799

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable and short-term borrowings	$1,862	$1,850
Accounts payable	13,557	14,809
Employee compensation and benefits	3,038	4,071
Taxes on earnings	983	910
Deferred revenue	6,412	6,182
Other accrued liabilities	15,021	15,181

Total current liabilities	40,873	43,003

Long-term debt	14,009	13,980
Other liabilities	16,845	17,052	(a)

Stockholders' equity
HP stockholders' equity	41,628	40,517
Noncontrolling interests	263	247	(a)
Total stockholders' equity	41,891	40,764

Total liabilities and stockholders' equity	$113,618	$114,799

(a) Reflects the adoption of the accounting standard related to the presentation of noncontrolling interests in consolidated financial statements.